649 Mission Street

San Francisco, CA 94105

January 26, 2013

Dear Kim,

Please find this letter and an email in the same format as my formal resignation from the position as Chief Financial Officer of Bizzingo, Inc., immediately.

Following my recent joining of the company, I have discovered that the complexity of the business is far beyond what I had expected. In light of this it is appropriate for the company to move ahead without me.

Regards

Dipak Joshi